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Contact:
Patricia A. Spinella/Investor Relations - 201-847-5453
Charles A. Borgognoni/Corporate Communications - 201-847-6651


               EDWARD F. DeGRAAN ELECTED TO BD BOARD OF DIRECTORS


Franklin Lakes, NJ (April 22, 2003) - BD (Becton, Dickinson and Company) (NYSE:BDX) has elected Edward F. DeGraan to its Board of Directors, effective May 20, 2003.

Mr. DeGraan, 59, is the President and Chief Operating Officer of Gillette Company, a position to which he was named in July 2000. Since joining Gillette in 1968, Mr. DeGraan has served in roles of increasing responsibility, including positions as North Atlantic Group Senior Vice President - Manufacturing and Technical Operations; Executive Vice President - Duracell North Atlantic Group; Executive Vice President - Global Business Management/Gillette Grooming Products and Duracell; and acting Chief Executive Officer.

"BD is fortunate to welcome an executive with Ed DeGraan's capabilities and experience to our Board," said Edward J. Ludwig, BD's Chairman, President and Chief Executive Officer. "He brings many years of broad business experience at a leading manufacturing company. Ed's knowledge of global product development and management will be invaluable to BD."

Mr. DeGraan is a graduate of Suffolk University. He currently serves on Gillette's Board of Directors; previously, he sat on the board of Network Plus Corporation and was a director of the Boston Private Industry Council. Among his civic and professional affiliations, Mr. DeGraan serves as a trustee of the National Urban League.

BD is a medical technology company that serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. BD manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. For the fiscal year ended September 30, 2002, BD reported total revenues of $4.03 billion.


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